Exhibit 5.1

Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address
+1-202-636-5543	rajib.chanda@stblaw.com

February 25, 2025

Sixth Street Specialty Lending, Inc.

2100 McKinney Avenue

Suite 1500

Dallas, TX 75201

Ladies and Gentlemen:

We have acted as counsel to Sixth Street Specialty Lending, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form N-2 (File No. 333-276252) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an indeterminate initial offering price of debt securities and other securities.

We have examined the Registration Statement, the Underwriting Agreement dated February 18, 2025 (the “Underwriting Agreement”), among the Company, Sixth Street Specialty Lending Advisers, LLC, a Delaware limited liability company (the “Adviser”) and BofA Securities, Inc., as representatives of the several underwriters named therein pursuant to which such underwriters have agreed to purchase up to $300,000,000 aggregate principal amount of 5.625% Notes due 2030 (the “Notes”) issued by the Company, the Indenture, dated as of January

Sixth Street Specialty Lending, Inc.	2	February 25, 2025

16, 2024 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the second supplemental indenture dated February 25, 2025, (together with the Base Indenture, the “Indenture”), and a duplicate of the global notes representing the Notes whose terms are set forth in the Indenture. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Adviser and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Sixth Street Specialty Lending, Inc.	3	February 25, 2025

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 5.14 of the Base Indenture or (ii) Section 1.09 of the Indenture relating to the separability of provisions of the Base Indenture.

In connection with Section 1.13 of the Indenture whereby the parties submit to the jurisdiction of any New York state or federal court sitting in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Section 1.13 of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

Sixth Street Specialty Lending, Inc.	4	February 25, 2025

We hereby consent to the filing of this opinion letter as Exhibit (l) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP